Exhibit 99.1

Contact:
Sean McHugh
Vice President Investor Relations and Communications sean.mchugh@swiftbrands.com (970) 506-7490

U.S. IMMIGRATION OFFICIALS COMMENCE EMPLOYEE INTERVIEWS
AT SIX SWIFT & COMPANY FACILITIES
GREELEY, COLO., December 12, 2006 – Swift & Company today announced that this morning, agents from the U.S. Department of Homeland Security’s Immigration and Customs Enforcement (ICE) division and other law enforcement agencies commenced employee interviews at six Swift & Company production facilities, located in Cactus, Texas; Grand Island, Nebraska; Greeley, Colorado; Hyrum, Utah; Marshalltown, Iowa; and Worthington, Minnesota, in connection with an investigation of the immigration status of an unspecified number of Swift workers. All the facilities except Hyrum are unionized. No civil or criminal charges have been filed against Swift or any current employees.
Operations at the affected Swift facilities have been temporarily suspended pending the anticipated end-of-day completion of the interview process. Shortly thereafter, Swift expects to resume operations, but production levels will depend on the number of employees, if any, detained for further interviewing or otherwise unable to return to work.
At this time, Swift cannot assess how, if at all, the results of the employee interview process will affect its business or results of operations. Any loss of a significant number of employees at any facility could adversely affect the operations of that facility until Swift is able to replace any lost members of its workforce and return to normal production levels. The six facilities represent all of Swift’s domestic beef processing capacity and 77% of its pork processing capacity. The Company also operates a pork processing facility in Louisville, Kentucky.
Swift believes that today’s actions by the government violate the agreements associated with the Company’s participation over the past ten years in the federal government’s Basic Pilot worker authorization program and raise serious questions as to the government’s possible violation of individual workers’ civil rights.
Swift & Company President and CEO Sam Rovit said: “Swift has never condoned the employment of unauthorized workers, nor have we ever knowingly hired such individuals. Since the inception of the Basic Pilot program in 1997, every single one of Swift’s new domestic hires, including those being interviewed today by ICE officials, has duly completed I-9 forms and has received work authorization through the government’s Basic Pilot program. Swift has played by the rules and relied in good faith on a program explicitly held out by the President of the United States as an effective tool to help employers comply with applicable immigration laws1.”

[1]	Basic Pilot fact sheet (http://www.whitehouse.gov/news/releases/2006/07/20060705-6.html)

Rovit added: “We are committed to maintaining production at all Swift facilities while, to the extent necessary, actively managing customer service levels. While the specific financial impact of today’s government actions is not yet known, we are currently comfortable with the financial flexibility afforded to us by our existing credit agreement.”
Swift & Company’s comprehensive work authorization diligence has included, since 1997, participation in the federal Basic Pilot program – a voluntary, online verification system that allows employers to confirm the eligibility of new hires by checking the personal information they provide against federal databases. Today, Swift remains one of the very few employers to use the system. All Company domestic production facilities have agreements in place with the federal government under Basic Pilot – agreements which contain provisions that are supposed to protect employers who properly comply with the Basic Pilot program from government-initiated civil and criminal penalties.
Current law limits an employer’s ability to scrutinize the background and identity of new hires, and – as Swift learned first-hand – employers can, in fact, be punished for probing too deeply into applicants’ backgrounds. Specifically, in 2001 the Department of Justice’s Special Counsel for Unfair Immigration-Related Employment Practices brought a complaint against Swift for an alleged “pattern and practice” of document-based discrimination against job applicants, and sought civil damages of $2.5 million. After two years of cooperation and negotiation, Swift settled the claim, with no admission of guilt, for approximately $200,000.
Swift & Company fully supports comprehensive immigration reform to address the significant policy tension that exists between the need for employers to accurately determine workers’ eligibility versus the need to address privacy and non-discrimination concerns. The Company remains committed to preventing the employment of unauthorized workers in its workforce.
About Swift & Company
With more than $9 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. Domestically Swift pays production employees more than twice the federal minimum wage, offers affordable and comprehensive health care benefits, and possesses industry-leading employee safety records. For more information, please visit www.swiftbrands.com.
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